Exhibit 4.1

                                 PROMISSORY NOTE


                                             Toronto, Ontario

                                             Principal Amount:  $420,000.00

                                             Date:  November 14, 2002


1. FOR VALUE RECEIVED, the undersigned, Consolidated Mercantile Incorporated (the "Promisor") hereby promises to pay to Nafund Inc. (the "Holder") the principal sum of FOUR HUNDRED TWENTY THOUSAND DOLLARS ($420,000.00)
     together with interest thereon at the rate of twelve percent (12%) per annum on the 14th day of November, 2003.

2. The Promisor shall have the right to prepay at any time and from time to time the principal amount of this Note, in whole or in part, without notice, bonus or penalty.

3. The Promisor hereby waives diligence, presentment, protest or notice of any kind whatsoever and any other condition precedent to action against the Promisor for the payment of this Note.

4. Any payment of the Principal Amount or Interest thereon shall be paid by the Promisor to the Holder at the following address:

        106 Avenue Road
        Toronto, ON  M5R 2H3

5. This Note shall be binding upon the Promisor and its successors and assigns and shall enure to the benefit of the Holder and its successors or assigns.

6. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.


        IN WITNESS WHEREOF the Promisor has caused this Note to be executed as of the day and date first above written.


                            CONSOLIDATED MERCANTILE INCORPORATED



                            Per:______________________________________
                                Authorized Signing Officer